CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for the Liberty Money Market Fund (a series comprising of Liberty Funds Trust II) in the Liberty Money Market Fund Class Z Shares Prospectus and "Independent Auditors of the Fund" and "Financial Statements" in the Liberty Money Market Fund Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 59 to the Registration Statement (Form N-1A, No. 2-66976) of our report dated August 22, 2001 with respect to the financial statements and financial highlights of the Liberty Money Market Fund included in the Annual Report dated June 30, 2001.


Boston, Massachusetts
July 23, 2002